UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2020

NextCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38905	47-5231247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Virginia Manor Road, Suite 200 Beltsville, Maryland	20705
(Address of principal executive offices)	(Zip Code)

(240) 399-4900

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NXTC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2020, the Board of Directors (the “Board”) of NextCure, Inc. (the “Company”) appointed Garry A. Nicholson to the Board to fill a vacancy created by the resignation of Timothy M. Shannon, M.D. from the Board on that date.

Director Resignation

Dr. Shannon resigned from the Board as a Class I director effective as of March 25, 2020. Dr. Shannon was the chair of the compensation committee of the Board and served as a member of the nominating and corporate governance committee of the Board. Dr. Shannon’s resignation from the Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

New Director Appointment

On March 25, 2020, the Board, following the recommendation of the nominating and corporate governance committee of the Board, elected Mr. Nicholson to fill the vacancy on the Board created by Dr. Shannon’s departure, to serve as a Class I member of the Board until the Company’s 2020 annual meeting of stockholders and until his successor is duly elected and qualified or his earlier resignation, retirement, or removal. Mr. Nicholson has been appointed as a member of the audit committee of the Board.

Mr. Nicholson is currently retired. He has served as chairman of the board of directors of publicly traded biopharmaceutical company G1 Therapeutics, Inc. since September 2018, and on the board of directors of publicly traded biopharmaceutical companies Five Prime Therapeutics, Inc. since May 2017 and Turning Point Therapeutics, Inc. since January 2020. Mr. Nicholson also served on the board of directors of publicly traded TESARO, Inc. from May 2015 until its acquisition by GlaxoSmithKline plc in January 2019. Mr. Nicholson also serves on the board of directors of several privately held life sciences companies. He served as president and chief executive officer of XTuit Pharmaceuticals, Inc., a biopharmaceutical company, from September 2015 to October 2016. Prior to that, he served as president, Pfizer Oncology, from May 2008 until March 2015, where he oversaw global commercialization and sales, clinical development, regulatory and business strategies. In addition to his oncology role, he was a member of Pfizer, Inc.’s Portfolio Strategy and Investment Committee, the governance body with oversight responsibility for the company’s research and development. Prior to joining Pfizer, Mr. Nicholson worked in the oncology division of Eli Lilly and Company, where he held a number of leadership roles. Mr. Nicholson received a B.S. in pharmacy from the University of North Carolina, Chapel Hill, and an M.B.A. from the University of South Carolina, Columbia.

Mr. Nicholson will be compensated for his service on the Board in accordance with the Company’s Non-Employee Director Compensation Program, the description of which on pages 136 and 137 of our final prospectus filed on November 14, 2019 is incorporated herein by reference. Additionally, the Company entered into a customary indemnification agreement with Mr. Nicholson in connection with his appointment to the Board.

Item 7.01	Regulation FD Disclosure.

On March 30, 2020, the Company issued a press release announcing Mr. Nicholson’s appointment to the Board and Dr. Shannon’s resignation. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of NextCure, Inc. dated March 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTCURE, Inc.
Date: March 30, 2020
/s/ Steven P. Cobourn
Steven P. Cobourn
Chief Financial Officer